Exhibit 5.1

Kenneth L. Guernsey
T: +1 415 693 2091
kguernsey@cooley.com

February 29, 2016
Exelixis, Inc.
210 East Grand Ave.
South San Francisco, CA 94080
Ladies and Gentlemen:
We have acted as counsel to Exelixis, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,210,273 shares of the Company’s common stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses; the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; the Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley LLP

__/s/ Kenneth L. Guernsey___________
Kenneth L. Guernsey

Exelixis, Inc. September 2, 2011 Page Two